Exhibit 10.7

SIMMONS FIRST NATIONAL CORPORATION
2023 STOCK AND INCENTIVE PLAN
PERFORMANCE CASH AWARD AGREEMENT

Grant Details

Participant Name:	Tina Groves
Award Type:	Performance Cash Award
Award Date:	February 3, 2025
Target Award:	$171,450
Maximum Award:	$342,900
Performance Period:	January 1, 2025 through December 31, 2025
Performance Goals:	Strategic Performance (100% Weighting)

SIMMONS FIRST NATIONAL CORPORATION
2023 STOCK AND INCENTIVE PLAN
PERFORMANCE CASH AWARD AGREEMENT

This Performance Cash Award Agreement (this “Agreement”), dated as of the award date indicated (the “Award Date”) on the Grant Details page (as defined below), is made between Simmons First National Corporation, an Arkansas corporation (the “Company”), and the individual whose name is indicated on the Grant Details page (the “Participant”).

WHEREAS, the Simmons First National Corporation 2023 Stock and Incentive Plan (the “Plan”) permits the grant of a Performance Cash Award in accordance with the terms and provisions of the Plan; and

WHEREAS, in consideration of the services to be rendered by the Participant to the Company and/or its Affiliates, the Company desires to grant a Performance Cash Award (the “Cash Award”) to the Participant, and the Participant desires to accept such Cash Award, on the terms and conditions set forth herein and in the Plan.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth below, the parties hereto agree as follows:

1.Grant of Cash Award. The Company hereby grants to the Participant the target Cash Award set forth on the Grant Details page (the “Target Award”), subject to the terms and conditions of this Agreement. At the end of the Performance Period set forth on the Grant Details page, and subject to the achievement of the Performance Goals set forth on the Grant Details page and in Section 4 (the “Performance Goals”), the Participant can earn up to the maximum Cash Award set forth on the Grant Details page (the “Maximum Award”), depending upon actual performance compared to the Performance Goals. The Cash Award is granted pursuant to the Plan and is subject to the provisions of the Plan, which is hereby incorporated herein and made a part hereof, as well as the provisions of this Agreement. The Participant agrees to be bound by all of the terms and conditions of the Plan and this Agreement. To the extent the terms of the Plan and this Agreement are in conflict, the terms of the Plan shall govern. All capitalized terms have the meanings set forth in the Plan unless otherwise specifically provided in this Agreement. All references to specified sections pertain to sections of this Agreement unless otherwise specifically provided.

For purposes of this Agreement, “Grant Details page” shall mean the Grant Details page attached to the front of this Agreement that indicates, among other things, the Award Date, the name of the Participant, and the Target Award, all of which information is hereby incorporated herein by reference and made a part of this Agreement.

2. No Transfer of Cash Award. Before the Cash Award becomes vested, the Participant shall have no rights to or with respect to the Cash Award except as specifically set forth in this Agreement. Such Cash Award shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than as provided under this Agreement or the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Participant.

3.Risk of Forfeiture. The Cash Award is not earned and is subject to forfeiture until it vests. Subject to Section 5, the Participant must remain in continuous employment with the Company and/or its Affiliates (as applicable) through the end of the Performance Period (the “Determination Date”) to earn and vest in any Final Cash Award. In the event the Participant ceases to be employed by the Company and/or its Affiliates (as applicable) for any or no reason before the Participant vests in the Cash Award on the Determination Date, the Cash Award will be immediately forfeited and cancelled and the Participant’s rights under this Agreement will not be earned and will immediately terminate. For purposes of this Agreement, the “Period of Restriction” means the first day of the Performance Period through the Determination Date.

4.Determination of Final Cash Award.

(a)Determination of Final Cash Award. Subject to earlier vesting or forfeiture as provided in this Agreement, and subject to the Participant remaining in continuous employment with the Company and/or its Affiliates (as applicable) through the Determination Date, the Participant shall be entitled to receive a cash payment in the amount of the Target Award multiplied by the Final Attainment (as defined below) (the “Final Cash Award”). The Final Cash Award shall be computed following the Determination Date, with the timing of such Final Cash Award subject to the provisions of Section 6.

(b)For purposes of the computation of the “Final Attainment”:

(i)The performance achieved with respect to each Performance Goal shall be determined by the Committee.

(ii)“Strategic Performance” shall be expressed as a percentage (from 0% to 200%) and shall be based on the consideration of Company performance. Such considerations include, but are not limited to, the “Simmons Core Five” strategy pillars of soundness (including risk management and asset quality), efficiency, growth, experience and culture, as well as achievement of operating plan objectives, and such other factors as may be relevant to the assessment of Company performance during the Performance Period. Attainment against Strategic Performance goals (subject to such further adjustment as provided in the other provisions of this Agreement) will be considered Final Attainment.

(c)Extraordinary Events. Notwithstanding anything to the contrary in this Section 4, in determining the achievement of the Performance Goals, and for other appropriate purposes under this Agreement or the Plan, the Committee will have the discretion to take into consideration any or all of the following: (a) the effects of business combinations; (b) the effects of discontinued operations; (c) changes in accounting principles; (d) extraordinary items; (e) restructuring charges; (f) changes in tax law; (g) changes in capital structure; and (h) any other items as determined by the Committee. Items (a) through (g) will be as defined and as disclosed in the Company’s public financial disclosures.

(d)Maximum Award. Notwithstanding anything herein to the contrary, in no event shall the Final Cash Award exceed the Maximum Award.

5.Vesting in the Cash Award. Except as noted below in this Section 5 and subject in all events to the provisions in Sections 3, 4 and 6, the Participant shall vest in the Final Cash Award (if any) on the Determination Date if the Participant remains continuously employed through the end of the Period of Restriction and the performance and other requirements in this Agreement are met.

(a)Violation of Restrictive Covenants. All vesting of the Cash Award shall cease immediately upon the Participant’s breach, in the Committee’s determination, of any confidentiality, non-disclosure, non-competition, or non-solicitation obligation, commitment or agreement with the Company or its Affiliates prior to the end of the Period of Restriction, and the Cash Award shall not be earned and shall be cancelled immediately and shall not be payable.

(b)Involuntary Termination without Cause, Voluntary Termination, or Termination for Cause. If the Participant is involuntarily terminated without Cause (as defined below), quits, is terminated for Cause, or otherwise experiences a termination of employment prior to the end of the Period of Restriction, and under circumstances not described in Subsections 5(c), 5(d) and 5(e) below, the Cash Award shall not be earned and shall be cancelled immediately and shall not be payable, except to the extent the Committee decides otherwise prior to the date of such termination. To the extent the Committee decides to vest any portion of the Cash Award that would otherwise be cancelled, the Committee shall determine the Final Cash Award based upon the achievement of the Performance Goals during the Performance Period in accordance with Section 4. The Final Cash Award (if any) shall be payable to the Participant during the Payment Period in accordance with Section 6. Payment of the Final Cash Award (if any) will not be accelerated.

(c)Retirement. If the Participant Retires (as defined below) at or prior to the end of the Period of Restriction, the Participant shall vest in the Cash Award for the Performance Period as if the Participant had remained employed during the entire Period of Restriction, subject to proration as provided in this Subsection 5(c). The Committee shall determine the Final Cash Award based upon the achievement of the Performance Goals during the Performance Period in accordance with Section 4; provided, however, that, except to the extent the Committee decides otherwise prior to the date of such Retirement, such Final Cash Award shall be prorated and the remaining portion shall be cancelled immediately and shall not be payable. The prorated portion of the Final Cash Award shall be determined by multiplying (i) the Final Cash Award had the Participant remained in service with the Company for the entire Performance Period, by (ii) a fraction, the numerator of which is the number of days the Participant was employed during the Performance Period prior to Retirement, and the denominator of which is the total number of days in the Performance Period. Notwithstanding the foregoing, if the Participant Retires after the end of the Performance Period but prior to payment, the Committee shall determine the Final Cash Award based upon the achievement of the Performance Goals during the Performance Period in accordance with Section 4, but such Final Cash Award will not be subject to proration. In either event, the Final Cash Award (if any) shall be payable to the Participant during the Payment Period in accordance with Section 6. Payment of the Final Cash Award (if any) will not be accelerated.

(d)Termination by Reason of Death or Disability. Upon the occurrence of the Participant’s death or termination of employment due to disability at or prior to the end of the Period of Restriction, the Participant shall vest in the Cash Award for the Performance Period as if the Participant had remained employed during the entire Period of Restriction. The Committee shall determine the Final Cash Award based upon the achievement of the Performance Goals during the Performance Period in accordance with Section 4. For the avoidance of doubt, if the Participant dies or becomes disabled after the Performance Period but prior to payment, the Committee shall determine the Final Cash Award based upon the achievement of the Performance Goals during the Performance Period in accordance with Section 4. In either event, the Final Cash Award (if any) shall be payable to the Participant or the Participant’s personal representative, if applicable, or in the case of death, to the Participant’s Beneficiary (or as otherwise provided in Article XVII of the Plan in the event there is no Beneficiary) during the Payment Period in accordance with Section 6. Payment of the Final Cash Award (if any) will not be accelerated. For the avoidance of doubt, the Committee’s determination in good faith regarding whether a disability has occurred shall be conclusive and determinative.

(e)Change in Control. If there is a Change in Control at or prior to the end of the Period of Restriction and the Participant is employed at the time of the Change in Control, the Participant shall vest in the Target Award for the Performance Period and such vesting shall occur as of the Change in Control Date; provided, however, such Final Cash Award shall be prorated and the remaining portion shall be cancelled immediately and shall not be payable. The prorated portion of the Final Cash Award shall be determined by multiplying (i) the Final Cash Award had the Participant remained in service with the Company for the entire Performance Period based upon an assumed achievement of the Performance Goals at their “Target” levels (or, in the case of the “Strategic Performance” Performance Goal, performance at 100%), by (ii) a fraction, the numerator of which is the number of days in the Performance Period elapsed as of the Change in Control Date, and the denominator of which is the total number of days in the Performance Period. In addition, if a Change in Control occurs after the Performance Period but prior to payment and the Participant is employed at the time of the Change in Control, the Committee shall determine the Final Cash Award based upon an assumed achievement of the Performance Goals at their “Target” levels (or, in the case of the “Strategic Performance” Performance Goal, performance at 100%) and such Final Cash Award (if any) will not be subject to proration. In either event, the Final Cash Award (if any) shall be paid within thirty (30) days after the Change in Control Date.

(f)Definitions. For purposes of this Agreement:

(i)“Cause” shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate; provided, however, that if there is no such employment, severance or similar agreement in which such term is defined, “Cause” shall mean any of the following acts by the Participant, as determined by the Committee: gross neglect of duty, prolonged absence from duty without the consent of the Company or its Affiliates; material breach by the Participant of any published Company code of conduct or code of ethics; or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company or its Affiliates. The determination of the Committee as to the existence of “Cause” shall be conclusive on the Participant and the Company.

(ii)“Change in Control Date” shall mean the date that a Change in Control is consummated.

(iii)“Retire” or “Retirement” means a voluntary termination of employment on or after the earlier of (i) age 65 or (ii) age 60 and 10 years of service. Years of service shall include service with a predecessor employer acquired by the Company or its Affiliates unless otherwise determined by the Committee.

6.Payment of Final Cash Award.

(a)Payment of Final Cash Award. As soon as reasonably practicable after the completion of the Performance Period (and in no event later than March 15 of the year immediately following the last day of the Performance Period), the Committee shall determine the level of attainment of each Performance Goal, which determines the Final Cash Award as provided in Section 4. Payment of the Final Cash Award (if any) shall be made in cash. Such cash amount shall be paid to the Participant or the Participant’s personal representative, if applicable, or in the case of death, to the Participant’s Beneficiary (or as otherwise provided in Article XVII of the Plan in the event there is no Beneficiary) after the Determination Date, but in all events except in the case of a delay allowed under Section 12, between January 1 and March 15 of the year following the end of the Performance Period (the “Payment Period”), except as otherwise provided in Section 5(e).

(b)Limits on Obligations. No interest shall accrue or otherwise be due in the event the Company delays the payment of the Final Cash Award beyond the applicable payment date for administrative reasons or to comply with applicable law. Any delay shall be in accordance with the requirements of Section 12. However, the Company shall not be liable to the Participant or any successor in interest for damages relating to any delays in paying the cash to the Participant or any successor in interest, or any mistakes or errors in the delivery or payment of cash amounts payable under this Agreement.

7.Reorganization of Company and Subsidiaries. The existence of this Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Cash Award or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

8.Withholding of Taxes. The Participant may owe federal, state, and local taxes in connection with the Award (the “Taxes”). Subject to Section 12, the Company shall withhold at the statutory minimum rates unless the Participant has elected prior to the payment date to have a higher amount (up to the maximum allowed by law) withheld. The withholding of Taxes shall be mandatorily satisfied by withholding from the payment of the Final Cash Award an amount equal to the amount required to be withheld for the Taxes. The Participant’s acceptance of the Award constitutes the Participant’s acknowledgment that the Company will (unless otherwise properly elected by the Participant pursuant to the terms of this Section 8) withhold on the Participant’s behalf an amount from the Final Cash Award sufficient to satisfy the Taxes. The obligations of the Company under this Agreement will be conditional on such payment of the Taxes by the Participant. Notwithstanding anything to the contrary contained in this Section 8, Section 12, or otherwise, the Company (i) makes no representations or undertakings regarding the treatment of Taxes in connection with any aspect of this Award, and (ii) does not commit to structure the terms of the Award to reduce or eliminate the Participant’s liability for Taxes.

9.Reservation of Rights; Agreement and Cash Award are Revocable. Notwithstanding anything herein to the contrary, this Agreement and the Cash Award may be revoked or cancelled at any time prior to the end of the Performance Period in the Company’s sole discretion. For the avoidance of doubt, the Company, in its sole discretion, may revoke or cancel this Agreement and the Cash Award at any time prior to the end of the Performance Period (except in anticipation of a Change in Control), and the Participant has no right or claim for payment hereunder until the end of the Performance Period unless otherwise specified by law.

10.Clawback. The Cash Award and the compensation paid pursuant to the Award shall be subject to clawback by the Company as may be required by applicable law, government regulations, or stock exchange listing requirement, clawback provision set forth in the Plan and/or any other clawback procedure of the Company (including, without limitation and for the avoidance of doubt, any Company clawback policy), as amended from time to time, and whether approved before or after the Award Date, and on such basis as the Committee determines.

11.No Guarantee of Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the employ of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the employment of the Participant at any time and for any reason whatsoever, with or without Cause, subject to the applicable provisions of, if any, the Participant’s employment agreement with the Company or any Subsidiary that employs the Participant or agreement provided by the Company or any Subsidiary to the Participant that employs the Participant.

12.No Guarantee of Tax Consequences. The intent of the parties is that the Cash Award under this Agreement comply with Section 409A of the Code, and the applicable regulations and guidance issued thereunder (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement and the Plan shall be interpreted and administered to be in compliance therewith. To the extent the Cash Award is exempt from Section 409A, nothing in this Section 12 shall require the Cash Award to meet the requirements of Section 409A. To the extent the Cash Award is subject to Section 409A, the Plan and this Agreement are intended to avoid the adverse tax consequences of Section 409A and shall be interpreted and administered accordingly. The provisions of Article XXII of the Plan, including the definitions provided thereunder and the six-month delay, are hereby incorporated by reference into this Agreement. For purposes of the timing of any payments under this Agreement which are subject to Section 409A, all references to “termination of employment,” “Retire,” “Retirement” or similar terms shall mean “separation from service” under Section 409A. A separation from service shall occur at the time required under Section 409A. Each payment hereunder shall be treated as a separate payment under Section 409A. When, if ever, a payment specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company or, if within the control of the Participant and payable over two calendar years, shall always be paid in the later calendar year. To the extent any provision of the Plan or Agreement is subject to and does not comply with Section 409A, such provision shall be interpreted and/or amended to comply with Section 409A, to the extent allowed under Section 409A. The Company makes no representation or warranty regarding, and shall not be responsible for, any excise tax imposed under Section 409A.

13.Banking Regulatory Provision. The Cash Award and this Agreement shall be subject to any condition, limitation or prohibition under any financial institution regulatory policy or rule to which the Company or any Subsidiary thereof is subject.

14.Entire Agreement. This Agreement, together with the Grant Details page and the Plan, constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements.

15.Severability. In the event that any provision of this Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.

16.Governing Law. This Agreement shall be construed in accordance with the laws of the State of Arkansas to the extent federal law does not supersede and preempt Arkansas law.

[Signature Page Follows.]

To evidence its grant of the Award, the Company has signed this Agreement as of the Award Date. The Participant shall be deemed to have accepted and agreed to this Agreement on the Award Date unless written notice is provided of the rejection of this Agreement to the Company’s HR administrator, Jason Faulkner – jason.faulkner@simmonsbank.com, no later than five (5) business days following the Award Date. If timely rejected, then this Agreement shall be cancelled ab initio.

SIMMONS FIRST NATIONAL CORPORATION

/s/ C. Daniel Hobbs
By: C. Daniel Hobbs
Title: Chief Financial Officer